As filed with the Securities and Exchange Commission on May 16, 2024

Registration No. 333-184919
Registration No. 333-272841

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-184919
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-272841

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARROLS RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	83-3804854
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

968 James Street
Syracuse, New York 13203
(315) 424-0513

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jared L. Landaw
Senior Vice President, General Counsel and Secretary
Carrols Restaurant Group, Inc.
968 James Street
Syracuse, New York 13203
(315) 424-0513

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Derek Winokur
Iliana Ongun
Milbank LLP
55 Hudson Yards
New York, New York 10001-2163
Tel: (212) 530-5000

Approximate date of commencement of proposed sale of the securities to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following registration statements on Form S-3 (together, the “Registration Statements”) filed by Carrols Restaurant Group, Inc. (the “Company”):

•
The Registration Statement on Form S-3 (Registration Statement No. 333-184919), filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2012, registering 4,085,109 shares of common stock, par value $0.01 per share of the Company (the “Common Stock”), held by certain selling stockholders identified therein, as amended on November 20, 2012.

•
The Registration Statement on Form S-3 (Registration Statement No. 333-272841), filed with the SEC on June 22, 2023, registering 14,814,815 shares of Common Stock, held by a certain selling stockholder identified therein.

The Company is no longer issuing securities under the Registration Statements. These Post-Effective Amendments to the Registration Statements are being filed in order to deregister all securities that were registered under the Registration Statements and remain unissued thereunder.

As previously disclosed by the Company on a Current Report on Form 8-K filed with the SEC on May 16, 2024, on May 16, 2024 the Company merged with and into the BK Cheshire Corp., a Delaware corporation and a subsidiary of Restaurant Brands International Inc. (the “Merger”), with the Company surviving the Merger as a subsidiary of Restaurant Brands International Inc. (the “Transaction”).

In connection with the Transaction, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all such securities of the Company registered under the Registration Statements that remain unsold as of the effective time of the Transaction, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York, on this 16th day of May, 2024. The following person is signing these Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 under the Securities Act.

CARROLS RESTAURANT GROUP, INC.

By:	/s/ Jared L. Landaw
Name:	Jared L. Landaw
Title:	Senior Vice President, General Counsel and Secretary